Exhibit (h)(52) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

SHAREHOLDER SERVICES AGREEMENT

This Agreement is made between the Financial Institution executing this Agreement ("Provider") and The Huntington Funds (“Funds”) on behalf of certain classes of shares ("Classes") listed in Exhibit A hereto pursuant to the Funds’ Shareholder Services Plan ("Plan").  In consideration of the mutual covenants, hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.           The Funds hereby appoint Provider to render or cause to be rendered personal services to shareholders of the Fund and/or the maintenance of accounts of shareholders of the Funds ("Services").  Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds.  Provider further agrees to provide the Funds or its agents, upon request, a written description of the Services which Provider is providing hereunder.

2.           The Services to be provided under Paragraph 1 may include, but are not limited to, the following:

(a)
communicating account openings through facsimile transmission from a machine located on the Provider's premises (by "fax") or through a pouch sent by overnight air courier by Provider (by "pouch") or otherwise;

(b)	communicating account closings by fax or pouch or otherwise;

(c)	communicating purchase transactions by fax or pouch or otherwise;

(d)	communicating redemption transactions by fax or pouch or otherwise;

(e)	electronically transferring and receiving funds for Fund share purchases and redemptions;

(f)	reviewing the activity in Fund accounts with respect to which Provider has communicated instructions (but not reviewing all activity in Fund accounts);

(g)	providing training and supervision of its personnel; and

(h)	responding to customers' and potential customers' questions about the Funds.

The Services listed above are illustrative.  The Provider is not required to perform each service and may at any time perform either more or fewer Services than described above.

3.           During the term of this Agreement, the Funds will pay the Provider a maximum fee (if any) as set forth in a written schedule delivered to the Provider pursuant to this Agreement.  The maximum fee may be changed by the Funds and Provider pursuant to Paragraph 10 of this Agreement.  For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter.

4.           The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Fund, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Fund constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.  This paragraph 4 will survive the term of this Agreement.

5.           This Agreement shall continue in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit.

6.           Notwithstanding paragraph 5, this Agreement may be terminated as follows:

(a)
at any time, without the payment of any penalty, by the vote of a majority of the Board of Trustees  of a Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to parties to this Agreement; and

(b)	at any time, without the payment of any penalty, by Provider without cause by giving the Funds at least sixty (60) days' written notice of its intention to terminate.

7.           Provider agrees to obtain taxpayer identification numbers from its customers as required by the Internal Revenue Code and applicable Treasury regulations, and to provide the Fund or its designee with such information.  The Fund or its designee will review customer documentation submitted by Provider and will notify Provider if such information has not been provided, and, if the Internal Revenue Service determines taxpayer identification information furnished by Provider is inaccurate, will notify Provider of such determination.  In such a case, Provider will either obtain the missing or correct information or advise the Fund or its designee to implement required backup withholding in accordance with procedures under the Internal Revenue Code and applicable Treasury regulations.

8.           Provider and Funds acknowledge and agree that Provider may perform the Services through its own dedicated employees or cause the Services to be performed through employees who are dual employees of Provider and one of of Provider's wholly-owned subsidiaries.

9.           This Agreement supersedes any prior service agreements between the parties for the Funds.

10.           This Agreement may not be amended or modified except by a writing executed by each of the parties.

11.           The execution and delivery of this Agreement have been authorized by the Trustees of the Funds and signed by an authorized officer of the Funds, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Funds, but bind only the property of the Funds as provided in the Declaration of Trust of the Funds.

12.           This Agreement shall be construed in accordance with the Laws of the Commonwealth of Pennsylvania.

[NAME AND ADDRESS OF PROVIDER]

Dated:  April 30, 2007                                                           By:
Authorized Signature:
Title:

Print Name of Authorized Signature

THE HUNTINGTON FUNDS
41 South High Street
Columbus, Ohio  43287

By:
Name:         George M. Polatas
Title:           Vice President

Amended and Restated Amendment #1 to EXHIBIT A
to Shareholder Services Agreement with
respect to the The Huntington Funds (the “Funds”)

(Revised as of May 1, 2008)

Fund Name	Share Class
Huntington Dividend Capture Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Fixed Income Securities Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Growth Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Income Equity Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Intermediate Government Income Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington International Equity Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Macro 100 Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Michigan Tax-Free Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Mid Corp America Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Money Market Fund	Investment A Shares, Investment B Shares, Interfund Shares, Trust Shares
Huntington Mortgage Securities Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington New Economy Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Ohio Municipal Money Market Fund	Investment A Shares, Trust Shares
Huntington Ohio Tax-Free Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Real Strategies Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Rotating Markets Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Short/Intermediate Fixed Income Securities Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Situs Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington Tax-Free Money Market Fund	Investment A Shares, Trust Shares
Huntington Technical Opportunities Fund	Investment A Shares, Investment B Shares, Trust Shares
Huntington U.S. Treasury Money Market Fund	Investment A Shares, Trust Shares

Huntington VA Dividend Capture Fund	Undesignated
Huntington VA Growth Fund	Undesignated
Huntington VA Income Equity Fund	Undesignated
Huntington VA International Equity Fund	Undesignated
Huntington VA Macro 100 Fund	Undesignated
Huntington VA Mid Corp America Fund	Undesignated
Huntington VA Mortgage Securities Fund	Undesignated
Huntington VA New Economy Fund	Undesignated
Huntington VA Real Strategies Fund	Undesignated
Huntington VA Rotating Markets Fund	Undesignated
Huntington VA Situs Fund	Undesignated

Shareholder Service Fees

1. During the term of this Agreement, the Provider is entitled to a maximum fee, payable quarterly.  This maximum fee will be computed at the annual rate of ..25% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.  The maximum fee rate stated above is subject to any limitations or waivers described in the Funds’ current prospectus.  Please refer to the current prospectus for current accrual amounts that are payable.  This fee may be waived by Provider from time to time at its own discretion.

2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.